At the Company:	For Investors:
Katrina Becker	Tim Nowell
Director, Corporate Communications	Director, Business Planning
(402) 578-3193	(402) 597-8440
kbecker@ameritrade.com	tnowell@ameritrade.com
AMERITRADE DECEMBER QUARTER PRODUCES RECORD NET REVENUES
Eighth Consecutive Quarter of Pre-Tax Margin Above 50%
OMAHA, Neb., January 25, 2006 — Ameritrade Holding Corporation (NASDAQ: AMTD) today announced results for the quarter ended Dec. 31, 2005, that highlight the Company’s ability to produce sound financial results while also executing on its long-term strategy.
Quarterly results included the following:
•	Record net revenues of $277 million

•	Net income of $86 million, or $0.21 per diluted share, $0.22 per diluted share excluding unrealized losses on the Company’s prepaid variable forward contracts on its investment in Knight Capital Group, Inc.(1)

•	Pre-tax income of $140 million, or 51 percent of net revenues

•	Operating margin(1) of $178 million, or 64 percent

•	EBITDA(1) of $148 million, or 53 percent

•	Average client trades per day of approximately 156,000

•	Annualized return on equity (ROE) of 22 percent for the quarter

•	Client assets of approximately $85.5 billion, including $13.6 billion of client cash and money market funds

•	Liquid assets(1) of $490 million; cash and cash equivalents of $188 million

•	61,000 new accounts at an average cost per account of $435; 39,000 closed accounts; 3,739,000 Total Accounts; 1,722,000 Qualified Accounts(2)

•	Average client margin balances of approximately $3.7 billion. On Dec. 31, 2005, client margin balances were approximately $3.9 billion.
“Ameritrade has again delivered strong results, illustrated by record net revenues and excellent pre-tax margins,” said Joe Moglia, chief executive officer. “We would have had a record quarter if you adjusted the days to our last quarter and excluded the impact of Knight. Moving forward, we expect to continue leveraging our low-cost platform and producing superior financial returns for TD Ameritrade shareholders.”

Knight Investment Liquidated
Unrealized losses on the Company’s previously disclosed Knight Capital Group, Inc. prepaid variable forward contracts decreased earnings by approximately $12 million, or $0.01 per share, for the quarter ended Dec. 31, 2005. The Company liquidated its position in Knight and the prepaid variable forward contracts on Jan. 17-20, 2006, resulting in a one-time net gain of approximately $79 million that will be recorded in the quarter ending March 31, 2006. This is reflected in the Outlook Statement available at the Company’s corporate Web site located at www.amtd.com
Conference Call/Webcast
The Company will host a conference call this morning, Jan. 25, 2006, at 7:30 a.m. ET to discuss these results and an update on the TD Ameritrade transaction closing, details of which follow in a separate press release. Participants may listen to the call by dialing 1-888-818-8365 within the U.S., or 1-706-679-8476 for international. A live Webcast of the conference call will also be available at the Company’s Web site, www.amtd.com.
As the Company will be discussing a number of financial metrics, participants of the call and Webcast are strongly encouraged to download the presentation beforehand at www.amtd.com.
About Ameritrade Holding Corporation
For 30 years, Ameritrade Holding Corporation has provided investment services to self-directed individuals through its brokerage subsidiaries. Ameritrade develops and provides innovative products and services tailored to meet the varying investing and portfolio management needs of individual investors and institutional distribution partners. A brokerage industry leader, Ameritrade, Inc.,(3) a subsidiary of Ameritrade Holding Corporation, recently received a four-star rating in the Barron’s 2005 Review of Online Brokers for its Apex active trader program. For more information, please visit www.amtd.com.
Forward-looking Statements
This document contains forward-looking statements within the meaning of the federal securities laws. We intend these forward-looking statements to be covered by the safe harbor provisions of the federal securities laws. In particular, any projections regarding our future revenues, expenses, earnings, capital expenditures, effective tax rates, client trading activity, accounts, stock price or anticipated benefits of the TD Waterhouse transaction, as well as the assumptions on which such expectations are based, are forward-looking statements. These statements reflect only our current expectations and are not guarantees of future performance or results. These statements involve risks, uncertainties and assumptions that could cause actual results or performance to differ materially from those contained in the forward-looking statements. These risks, uncertainties and assumptions include general economic and political conditions, interest rates, market fluctuations and changes in client trading activity, increased competition, systems failures and capacity constraints, ability to service debt obligations, integration associated with the TD Waterhouse transaction, realization of synergies from the TD Waterhouse transaction, regulatory and legal matters and uncertainties and other risk factors described in our definitive proxy statement filed with the SEC on Dec. 5, 2005 and our latest Annual Report on Form 10-K filed with the SEC on Dec. 14, 2005. These forward-looking statements speak only as of the date on which the statements were made. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

(1) See attached reconciliation of financial measures.
(2) Total Accounts include all open client accounts (funded and unfunded), except clearing accounts. Qualified Accounts include all open client accounts with a total liquidation value greater than or equal to $2,000, except clearing accounts. See Glossary of Terms on the Company’s web site at www.amtd.com for additional information.
(3) Ameritrade, Inc., member NASD/SIPC.

AMERITRADE HOLDING CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
In thousands, except per share data
(Unaudited)

	Quarter Ended
	Dec. 31, 2005	Dec. 31, 2004
Revenues:
Commissions and clearing fees	$129,799	$153,546

Interest revenue	177,354	113,100
Brokerage interest expense	(49,754)	(24,679)

Net interest revenue	127,600	88,421

Other	19,862	20,014

Net revenues	277,261	261,981

Expenses:
Employee compensation and benefits	44,892	43,989
Clearing and execution costs	5,966	6,528
Communications	8,754	9,446
Occupancy and equipment costs	15,047	11,005
Depreciation and amortization	3,483	2,603
Amortization of acquired intangible assets	3,509	3,670
Professional services	9,593	9,567
Interest on borrowings	648	557
Gain on disposal of property	(206)	(98)
Other	7,009	3,946
Advertising	26,563	23,110
Unrealized fair value adjustments of derivative instruments	11,703	13,006

Total expenses	136,961	127,329

Pre-tax income	140,300	134,652

Provision for income taxes	54,303	50,243

Net income	$85,997	$84,409

Basic earnings per share	$0.21	$0.21
Diluted earnings per share	$0.21	$0.20

Weighted average shares outstanding — basic	406,560	405,664
Weighted average shares outstanding — diluted	417,063	414,701

AMERITRADE HOLDING CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
In thousands
(Unaudited)

	Dec. 31, 2005	Sept. 30, 2005
Assets:
Cash and cash equivalents	$188,119	$171,064
Short-term investments	302,921	229,819
Segregated cash and investments	7,041,290	7,595,359
Broker/dealer receivables	3,107,058	3,420,226
Client receivables	3,891,247	3,784,688
Goodwill and intangible assets	1,025,462	1,028,974
Other	219,982	186,980

Total assets	$15,776,079	$16,417,110

Liabilities and stockholders’ equity:

Liabilities:
Broker/dealer payables	$3,786,473	$4,449,686
Client payables	10,039,673	10,095,837
Prepaid variable forward derivative instrument	32,126	20,423
Prepaid variable forward contract obligation	39,951	39,518
Other	250,508	292,779

Total liabilities	14,148,731	14,898,243

Stockholders’ equity	1,627,348	1,518,867

Total liabilities and stockholders’ equity	$15,776,079	$16,417,110

AMERITRADE HOLDING CORPORATION
SELECTED OPERATING DATA

	Quarter Ended
	Dec. 31, 2005	Dec. 31, 2004
Trading Activity Metrics:
Total trades (in millions)	9.8	11.6
Average commissions and clearing fees per trade	$13.29	$13.27
Average client trades per day	156,245	171,383
Average client trades per account (annualized)	10.5	12.2
Activity rate	4.2%	4.8%
Trading days	62.5	67.5

Net Interest Revenue Metrics:
Segregated cash:
Average balance (in billions)	$7.3	$8.0
Average annualized yield	3.78%	1.89%

Client margin balances:
Average balance (in billions)	$3.7	$3.4
Average annualized yield	7.36%	5.16%

Client credit balances:
Average balance (in billions)	$9.1	$9.5
Average annualized cost	0.80%	0.29%

Securities lending activity (in millions):
Interest revenue	$32.6	$22.8
Brokerage interest expense	30.8	17.9

Net interest revenue	$1.8	$4.9

Client Account and Client Asset Metrics:
Qualified accounts (beginning of period)	1,735,000	1,677,000
Qualified accounts (end of period)	1,722,000	1,764,000
Percentage increase (decrease) during period	(1%)	5%

Total accounts (beginning of period)	3,717,000	3,520,000
Total accounts (end of period)	3,739,000	3,627,000
Percentage increase (decrease) during period	1%	3%

Client assets (beginning of period, in billions)	$83.3	$68.8
Client assets (end of period, in billions)	$85.5	$79.9
Percentage increase (decrease) during period	3%	16%

NOTE: See Glossary of Terms on the Company’s web site at www.amtd.com for definitions of the above metrics.

AMERITRADE HOLDING CORPORATION
RECONCILIATION OF FINANCIAL MEASURES
In thousands, except percentages and per share amounts
(Unaudited)

	Quarter Ended
	Dec. 31, 2005	Dec. 31, 2004
Net Income Excluding Gains/Losses on Financial Instruments (1)
Net income, as reported	$85,997	$84,409
Adjustment:
Unrealized fair value adjustments of derivative instruments	11,703	13,006
Income tax effect of above adjustment	(4,506)	(5,007)

Net income excluding gains/losses on financial instruments	$93,194	$92,408

EPS Excluding Gains/Losses on Financial Instruments (1)
Diluted earnings per share, as reported	$0.21	$0.20
Adjustment on a per share basis, net of income tax effect:
Unrealized fair value adjustments of derivative instruments	0.01	0.02

EPS excluding gains/losses on financial instruments	$0.22	$0.22

	Quarter Ended
	Dec. 31, 2005		Dec. 31, 2004
	$	% of Rev.	$	% of Rev.
Operating Margin (2)
Operating margin	$178,360	64.3%	$170,670	65.1%
Less:
Advertising	(26,563)	(9.6%)	(23,110)	(8.8%)
Gain on disposal of property	206	0.1%	98	0.0%
Unrealized fair value adjustments of derivative instruments	(11,703)	(4.2%)	(13,006)	(5.0%)

Pre-tax income	$140,300	50.6%	$134,652	51.4%

EBITDA (3)
EBITDA	$147,940	53.4%	$141,482	54.0%
Less:
Depreciation and amortization	(3,483)	(1.3%)	(2,603)	(1.0%)
Amortization of acquired intangible assets	(3,509)	(1.3%)	(3,670)	(1.4%)
Interest on borrowings	(648)	(0.2%)	(557)	(0.2%)

Pre-tax income	$140,300	50.6%	$134,652	51.4%

	As of
	Dec. 31,	Sept. 30,	June 24,	Mar. 25,	Dec. 31,
	2005	2005	2005	2005	2004
Liquid Assets (4)
Liquid assets	$489,938	$396,708	$271,117	$152,227	$153,032
Plus: Broker-dealer cash and cash equivalents	122,444	107,236	205,408	135,084	105,006
Less:
Non broker-dealer short-term investments	(302,921)	(229,819)	(20,000)	(64,375)	—
Excess broker-dealer regulatory net capital	(121,342)	(103,061)	(189,209)	(33,219)	(87,169)

Cash and cash equivalents	$188,119	$171,064	$267,316	$189,717	$170,869

Note:	The term “GAAP” in the following explanations refers to generally accepted accounting principles in the United States.

(1)	Net income excluding gains/losses on financial instruments and earnings per share (EPS) excluding gains/losses on financial instruments are Non-GAAP financial measures as defined by SEC Regulation G. We define net income excluding gains/losses on financial instruments as net income, adjusted to remove the after-tax effect of gains/losses on financial instruments. We consider net income excluding gains/losses on financial instruments and EPS excluding gains/losses on financial instruments important measures of our financial performance. Gains/losses on financial instruments are excluded because we believe they are not likely to be indicative of the ongoing operations of our business. Net income excluding gains/losses on financial instruments and EPS excluding gains/losses on financial instruments should be considered in addition to, rather than as a substitute for, GAAP net income and EPS.

(2)	Operating margin is considered a Non-GAAP financial measure as defined by SEC Regulation G. We define operating margin as pre-tax income, adjusted to remove advertising expense, unrealized gains and losses on financial instruments and any unusual gains or charges. We consider operating margin an important measure of the financial performance of our ongoing business. Advertising spending is excluded because it is largely at the discretion of the Company, varies significantly from period to period based on market conditions and relates to the acquisition of future revenues through new accounts rather than current revenues from existing accounts. Unrealized gains and losses on financial instruments and unusual gains and charges are excluded because we believe they are not likely to be indicative of the ongoing operations of our business. Operating margin should be considered in addition to, rather than as a substitute for, pre-tax income, net income and earnings per share.

(3)	EBITDA (earnings before interest, taxes, depreciation and amortization) is considered a Non-GAAP financial measure as defined by SEC Regulation G. We consider EBITDA an important measure of our financial performance and of our ability to generate cash flows to service debt, fund capital expenditures and fund other corporate investing and financing activities. EBITDA eliminates the non-cash effect of tangible asset depreciation and intangible asset amortization. EBITDA should be considered in addition to, rather than as a substitute for, pre-tax income, net income and cash flows from operating activities.

(4)	Liquid assets is considered a Non-GAAP financial measure as defined by SEC Regulation G. We define liquid assets as the sum of a) non broker-dealer cash and cash equivalents, b) non broker-dealer short-term investments and c) regulatory net capital of our broker-dealer subsidiaries in excess of 5% of aggregate debit items. We consider liquid assets an important measure of our liquidity and of our ability to fund corporate investing and financing activities. Liquid assets should be considered as a supplemental measure of liquidity, rather than as a substitute for cash and cash equivalents.